SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12
CALIPER LIFE SCIENCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box)

☒	No fee required.
☐     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.	Amount Previously Paid:

7.	Form, Schedule or Registration Statement No.:

8.	Filing Party:

9.	Date Filed:

CALIPER LIFE SCIENCES, INC.
68 Elm Street
Hopkinton, MA 01748

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On November 16, 2005

Dear Stockholder:
      You are cordially invited to attend the Annual Meeting of Stockholders of Caliper Life Sciences, Inc., a Delaware corporation. The meeting will be held on Wednesday, November 16, 2005 at 1:00 p.m. local time at our office at 605 Fairchild Drive, Mountain View CA 94043, for the following purposes:

1. To elect two directors to hold office until the 2008 Annual Meeting of Stockholders.

2. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of Caliper for its fiscal year ending December 31, 2005.

3. To conduct any other business properly brought before the meeting.
      These items of business are more fully described in the Proxy Statement accompanying this Notice.
      The record date for the annual meeting is October 14, 2005. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Stephen E. Creager
General Counsel and Secretary
Mountain View, California
October 19, 2005
          You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EXECUTIVE OFFICERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION OF DIRECTORS
COMPENSATION OF EXECUTIVE OFFICERS
PERFORMANCE MEASUREMENT COMPARISON
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS

CALIPER LIFE SCIENCES, INC.
68 Elm Street
Hopkinton, MA 01748

PROXY STATEMENT

FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS
November 16, 2005
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
Why am I receiving these materials?
      We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Caliper Life Sciences, Inc. is soliciting your proxy to vote at the 2005 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.
      We intend to mail this proxy statement and accompanying proxy card on or about October 19, 2005 to all stockholders of record entitled to vote at the annual meeting.
Who can vote at the annual meeting?
      Only stockholders of record at the close of business on October 14, 2005 will be entitled to vote at the annual meeting. On this record date, there were 33,380,207 shares of common stock outstanding and entitled to vote.

Stockholders of Record: Shares Registered in Your Name
      If, on October 14, 2005, your shares were registered directly in your name with Caliper’s transfer agent, Wells Fargo Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank
      If on October 14, 2005 your shares were not held in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?
      There are two matters scheduled for a vote:

•	Election of two directors; and

•	Ratification of Ernst & Young LLP as the independent registered public accounting firm of Caliper for its fiscal year ending December 31, 2005.
How do I vote?
      You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name
      If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
      If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Caliper. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.
How many votes do I have?
      On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on October 14, 2005.
What if I return a proxy card but do not make specific choices?
      If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all nominees for director, and “For” the ratification of Ernst & Young LLP as the independent registered public accounting firm of Caliper for its fiscal year ending December 31, 2005. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
      We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?
      If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
      Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to Caliper’s Secretary at Caliper Life Sciences, Inc., 605 Fairchild Drive, Mountain View, CA 94043.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
      If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
When are stockholder proposals due for next year’s annual meeting?
      To include a proposal in next year’s proxy materials, your proposal must be submitted in writing within a reasonable time before we begin to print and mail our proxy materials, addressed to Caliper’s Secretary at Caliper Life Sciences, Inc., 68 Elm St., Hopkinton, MA 01748. If you wish to bring matters or propose nominees for director at our 2006 annual meeting of stockholders, you must provide specified information to us between July 19, 2006 and August 18, 2006 unless the date of our 2006 annual meeting of stockholders is before October 17, 2006 or after December 16, 2006, in which case such proposals shall be submitted no earlier than 120 days prior to the 2006 annual meeting, and no later than the later of (i) 90 days before the 2006 annual meeting of stockholders, or (ii) 10 days after notice of the date of the 2006 annual meeting is publicly given. You are also advised to review Caliper’s Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
How are votes counted?
      Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.
      If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.
How many votes are needed to approve each proposal?

•	For the election of directors, the two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•	To be approved, Proposal No. 2, the ratification of Ernst & Young LLP as the independent registered public accounting firm of Caliper for its fiscal year ending December 31, 2005, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.
What is the quorum requirement?
      A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date of October 14, 2005, there were 33,380,207 outstanding and entitled to vote.
      Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.
How can I find out the results of the voting at the annual meeting?
      Preliminary voting results will be announced at the annual meeting. Final voting results will be published in Caliper’s annual report on Form 10-K for 2005.
PROPOSAL 1
ELECTION OF DIRECTORS
      Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director’s successor is elected and qualified, unless the elected director is placed in a different class by a vote of the Board. This includes vacancies created by an increase in the number of directors.
      The Board of Directors presently has seven members. There are two directors in the class whose term of office expires in 2005. If elected at the annual meeting, both of these nominees would serve until the 2008 annual meeting and until his successor is elected and has qualified, or until the director’s death, resignation or removal, unless the elected director is placed in a different class by a vote of the Board. It is Caliper’s policy to encourage directors and nominees for director to attend the annual meeting. All but one of the directors then in office attended the 2004 Annual Meeting of Stockholders by telephone conference call.
Nominees for Election for a Three-year Term Expiring at the 2008 Annual Meeting
Dr. Daniel L. Kisner
      Daniel L. Kisner, M.D, age 58, has been a director since March 1999 and has served as Chairman of the Board since July 2002. He is currently a partner at Aberdare Ventures, a venture capital firm investing in early stage healthcare companies. Dr. Kisner served as our President and Chief Executive Officer from February 1999 to July 2002 before being elected Chairman of the Board on July 1, 2002. From May 1994 to January 1999, Dr. Kisner served as a President and Chief Operating Officer of Isis Pharmaceuticals, Inc., a biotechnology company. From February 1993 to May 1994, Dr. Kisner served as Executive Vice President and Chief Operating Officer of Isis Pharmaceuticals. From March 1991 to February 1993, he served as Executive Vice President of Isis Pharmaceuticals and was responsible for business and product development, and manufacturing. From December 1988 to March 1991, Dr. Kisner served as Division Vice President of Pharmaceutical Development for Abbott Laboratories. Dr. Dr. Kisner has held a tenured position in the Division of Oncology at the University of Texas, San Antonio School of Medicine and is certified by the

American Board of Internal Medicine and certified in Medical Oncology. Dr. Kisner holds a B.A. from Rutgers University and an M.D. from Georgetown University.
Allan L. Comstock
      Allan L. Comstock, age 61, has been a director since September 2005. Mr. Comstock joined Atlantic Richfield and Company (ARCO) in 1970 and was Vice President and Controller of ARCO from 1993 until his retirement in 2000. Prior to 1993, he held numerous financial and accounting positions, including Manager of Operations Analysis for ARCO Products Company, General Auditor for ARCO, and Vice President of Planning & Control for ARCO Chemical Company. Mr. Comstock holds a B.S. in Accounting and an MBA from Southern Illinois University.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.
Directors Continuing in Office Until the 2006 Annual Meeting
Kathryn A. Tunstall
      Kathryn Tunstall, age 55, has been a director since February 2004. Ms. Tunstall is Chairman of the Board of Directors of Conceptus, Inc., a public medical technology company. She served as President and CEO of Conceptus from July 1993 through December 1999. From 1990 to 1993, Ms. Tunstall served as President of the Edwards Less Invasive Surgery Division of Baxter International. From 1974 to 1986, Ms. Tunstall served in a variety of management positions in finance, operations and marketing for divisions of American Hospital Supply, a public manufacturer and distributor of healthcare products. Ms. Tunstall holds a B.A. in Economics with business emphasis from the University of California at Santa Barbara.

E.	Kevin Hrusovsky
      E. Kevin Hrusovsky, age 44, was appointed President and CEO of Caliper immediately following the acquisition of Zymark Corporation, a liquid handling instruments company, by Caliper in July 2003. Prior to the acquisition, Mr. Hrusovsky had served as President and CEO of Zymark since 1996. From 1992 to 1996, Mr. Hrusovsky was Director of International Business, Agricultural Chemical Division, and President of the Pharmaceutical Division, for FMC Corporation, a diversified holding company. From 1983 to 1992, Mr. Hrusovsky held several management positions at E.I. DuPont de Nemours, including North American Sales and Marketing Head, Teflon. He has also served as a board member of the Association for Laboratory Automation since January 2003. He received his B.S. in Mechanical Engineering from Ohio State University, an M.B.A. from Ohio University, an Extended M.B.A. from Harvard University, and an honorary doctorate from Framingham State College for his contributions to life sciences. Mr. Hrusovsky has also been a director of Xenogen Corporation since June 2005.
Directors Continuing in Office Until the 2007 Annual Meeting
Van Billet
      Van Billet, age 51, has been a director since March 2004. Mr. Billet has served as Vice President and Chief Financial Officer of The Berwind Company LLC, a privately held diversified holding company, since May 2002. From May 2001 to April 2002, Mr. Billet was a corporate consultant. From June 2000 to April 2001, Mr. Billet was an executive at Hercules, Inc., a specialty chemical company, and was named Senior Vice President and CFO of Hercules in November 2000. From 1999 through 2000, he served as Vice President and CFO of PJM Interconnection, LLC, an electric power pooling company. From 1995 to 1999, Mr. Billet served in various capacities at Lyondell Chemical Company (formerly ARCO Chemical Company), a chemical manufacturing company, including most recently as Vice President of Finance. Mr. Billet received a B.S. in accounting and business administration from LaSalle University, a J.D. from Suffolk University Law School, and a legal Masters Degree in tax from Temple University Law School.

Robert C. Bishop, Ph.D.
      Robert C. Bishop, Ph.D., age 62, has been a director since April 2002. Dr. Bishop has served as President and Chief Executive Officer of AutoImmune Inc., a biopharmaceutical company, since May 1992 and has been the Chairman of AutoImmune’s Board of Directors since May 1999. From 1986 to 1992, Dr. Bishop held senior management positions, including Group President for Therapeutics, at Allergan, Inc., an opthalmic pharmaceutical/medical device company. From 1976 through 1986, Dr. Bishop was an executive of American Hospital Supply Corporation. Dr. Bishop received his B.A. degree in Psychology and a Ph.D. in Biochemistry from the University of Southern California, and his M.B.A. from the University of Miami. Dr. Bishop is a director of Millipore Corporation and Optobionics Corporation. Dr. Bishop is also a member of the Board of Managers/ Trustees for the MFS/ Sun Life Series Trust and Compass Accounts advised by MFS Investment Management.
David V. Milligan, Ph.D.
      David V. Milligan, Ph.D., age 65, has been a director since October 1996 and was the Chairman of the Board until July 2002. He is currently Vice-Chairman. He has been a Vice President and Special Limited Partner of Bay City Capital, a merchant bank, since 1997. From 1979 to 1996, Dr. Milligan served in a variety of management positions at Abbott Laboratories, a healthcare products company. During his career at Abbott Laboratories he led both the diagnostic products and pharmaceutical products research and development organizations and was Senior Vice President and Chief Scientific Officer when he retired at the end of 1996. Dr. Milligan is currently Chairman of the Board of Galileo Pharmaceuticals, a director of Reliant Pharmaceuticals, ICOS Corporation and Pathway Diagnostics. He is a member of the Chemistry Department Advisory Board of Princeton University as well as the Chemical Sciences Leadership Council of the University of Illinois at Urbana-Champaign. Dr. Milligan holds an A.B. in Chemistry from Princeton University and M.S. and Ph.D. degrees in Organic Chemistry from the University of Illinois.
Independence of the Board of Directors
      As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with Caliper’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect from time to time.
      Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and Caliper, its senior management and its independent registered public accounting firm, the Board affirmatively has determined that Van Billet, Robert C. Bishop, Allan L. Comstock and Kathryn A. Tunstall are independent directors within the meaning of the applicable Nasdaq listing standards.
Information Regarding the Board of Directors and its Committees
      As required under applicable Nasdaq listing standards, in fiscal 2004 Caliper’s independent directors met five times in regularly scheduled executive sessions at which only independent directors were present. Persons interested in communicating with the independent directors regarding their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of Caliper’s Secretary at the following address: Caliper Life Sciences, Inc., 605 Fairchild Drive, Mountain View, CA 94043.

      The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2004 for each of the Board committees:

Name	Audit		Compensation		Nominating

Van Billet			X		X
Kathryn A. Tunstall	X		X	*
Robert C. Bishop	X		X		X	*
Edgar J. Cummins**	X	*			X
Total meetings in 2004	8		4		2

*	Committee Chairperson

**	Mr. Cummins, one of our independent directors, resigned from the Board in April 2005, at which time the Board appointed Mr. Billet to the Audit Committee and appointed Ms. Tunstall as Chairperson. Upon his election to the Board in September 2005, Mr. Comstock was appointed Chairperson of the Audit Committee, replacing Ms. Tunstall in this position.
      Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to Caliper.
Audit Committee
      The Audit Committee of the Board of Directors oversees Caliper’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee: evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on Caliper’s audit engagement team as required by law; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by Caliper regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in Caliper’s Annual Report on Form 10-K; and discusses with management and the independent auditors the results of the annual audit and the results of Caliper’s quarterly financial statements. The Audit Committee met eight times during the 2004 fiscal year. The Audit Committee has adopted a written Audit Committee Charter, a copy of which can be found on our corporate website at www.caliperLS.com under “Investors.”
      The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of Caliper’s Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). For fiscal 2004, the Board of Directors determined that Mr. Cummins qualified as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Cummins’ level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies. With Mr. Cummins’ resignation from the Board in April 2005, Mr. Billet was appointed to the Audit Committee and designated as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Billet’s level of knowledge and experience based on a number of factors, including his formal education and experience as chief financial officer for a public reporting company. With Mr. Comstock’s election to the Board in September 2005, he was appointed the Audit Committee Chairperson and designated as an “audit committee financial expert,” as defined in applicable SEC rules. The

Board made a qualitative assessment of Mr. Comstock’s level of knowledge and experience based on a number of factors, including his formal education and his past experience as a certified public accountant. Mr. Comstock replaced Ms. Tunstall on the Audit Committee.
Compensation Committee
      Our Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all of our officers, and reviews general policy relating to compensation and benefits of all of our employees. The Compensation Committee also reviews and makes recommendations to the Board of Directors regarding the issuance of stock options and other awards under our stock plans. Presentation and review of compensation for our officers, stock plans, and benefit plans are generally completed with the participation of the full Board of Directors. All members of Caliper’s Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Compensation Committee met four times during the 2004 fiscal year.
Nominating and Corporate Governance Committee
      The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating qualified candidates to serve as directors of Caliper, establishing criteria for Board membership, recommending to the Board candidates for election to the Board, including the reelection of current directors to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, including the committees of the Board, and overseeing all aspects of Caliper’s corporate governance functions. Our Nominating and Corporate Governance Committee charter can be found on our corporate website at www.caliperLS.com under “Investors.” All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met two times during the 2004 fiscal year.
      The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Committee also considers such factors as possessing relevant expertise in the life sciences industry in order to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Caliper, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of Caliper’s stockholders. However, the Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of Caliper and the long-term interests of stockholders. In conducting this assessment, the Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and Caliper, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Committee reviews such directors’ overall service to Caliper during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. Mr. Comstock was recommended for election to the Board by a non-management director. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, the Nominating and Corporate Governance

Committee has not rejected a timely director nominee from a stockholder or stockholders holding more than 5% of our voting stock.
      The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation addressed to Caliper’s Secretary at the following address: Caliper Life Sciences, Inc., 605 Fairchild Drive, Mountain View, CA 94043. The Secretary will then forward the communication to the Nominating and Corporate Governance Committee. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
Meetings of the Board of Directors
      The Board of Directors met six times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively.
Stockholder Communications with the Board of Directors
      Caliper’s Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. This information is available on Caliper’s website at www.CaliperLS.com under “Investors.”
Code of Ethics
      Caliper has adopted the Caliper Life Sciences, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at www.CaliperLS.com under “Investors.” If Caliper makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, Caliper will promptly disclose the nature of the amendment or waiver on its website.
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1
                The Audit Committee of the Board of Directors for the fiscal year ended December 31, 2004 consisted of Dr. Bishop, Mr. Cummins and Ms. Tunstall, with Mr. Cummins serving as Chairperson from March, 2004 until his resignation in April 2005. In April 2005, the Board appointed Mr. Billet to the Audit Committee and appointed Ms. Tunstall as Chairperson. Upon his election to the Board in September 2005, Mr. Comstock was appointed Chairperson of the Audit Committee, replacing Ms. Tunstall in this position. All current and former members of Caliper’s Audit Committee are or were independent (as independence is defined in Rules 4200(a)(15) and 4350(d) of the Nasdaq listing standards).
      The Audit Committee oversees Caliper’s financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in Caliper’s Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 or 1934 Act.

      The Audit Committee is responsible for reviewing, approving and managing the engagement of the independent auditors, including the scope, extent and procedures of the annual audit and compensation to be paid therefor, and all other matters the Audit Committee deems appropriate, including the independent auditors’ accountability to the Board and the Audit Committee. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Caliper’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and those matters required to be discussed by the Statement on Auditing Standards No. 61. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and Caliper, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, and has considered the compatibility of non-audit services with the auditors’ independence.
      The Audit Committee discussed with Caliper’s independent auditors the overall scope and plans for their audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluation of Caliper’s internal controls and the overall quality of Caliper’s financial reporting. The Audit Committee held eight meetings during the fiscal year ended December 31, 2004.
      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in Caliper’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission. The Audit Committee has also retained, subject to stockholder ratification described in Proposal 2, Ernst & Young LLP as Caliper’s independent registered public accounting firm for the fiscal year ending December 31, 2005.

AUDIT COMMITTEE

Allan L. Comstock (Chair)
Robert C. Bishop, Ph.D.
Van Billet
PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
      In February 2005, the Audit Committee of the Board of Directors selected Ernst & Young LLP as Caliper’s independent registered public accounting firm for the fiscal year ending December 31, 2005 and further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited Caliper’s financial statements since December 31, 1996. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to stockholder questions.
      Neither Caliper’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as Caliper’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Caliper and its stockholders.

      The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.
Principal Accountant Fees and Services
      The following table represents aggregate fees billed to Caliper for fiscal years ended December 31, 2004 and December 31, 2003, by Ernst & Young LLP, Caliper’s independent registered public accounting firm.

	Fiscal Year Ended

	2004	2003

	(In thousands)
Audit Fees	$832	$713
Audit-related Fees	—	200
Tax Fees	67	16
All Other Fees	—	—
Total Fees	$899	$929
      Audit Fees. Consists of fees billed for professional services rendered for the audit of Caliper’s financial statements and review of the interim financial statements included in quarterly reports, Section 404 attest services, and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.
      Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Caliper’s financial statements and are not reported under “Audit Fees.” During 2003, these services consisted primarily of due diligence and advisory services related to Caliper’s acquisition of Zymark Corporation.
      Tax Fees. Consists of fees billed for professional services for tax compliance, tax advice and tax planning. During each of the fiscal years ended December 31, 2004 and 2003, these services included the preparation and review of Caliper’s income tax returns and general tax advice and planning.
      All Other Fees. Consists of fees for products and services other than the services described above.
      The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.
      All fees for services rendered in 2004 described above were approved by the Audit Committee.
Pre-Approval Policies and Procedures.
      Caliper’s Audit Committee pre-approves all audit and permissible non-audit services provided by its independent auditors. These services may include audit services, audit-related services, tax services and other services. Prior to engaging Caliper’s independent auditors to render an audit or permissible non-audit service, the Audit Committee specifically approves the engagement of Caliper’s independent auditors to render that service. Accordingly, Caliper does not engage its independent auditors to render audit or permissible non-audit services pursuant to pre-approval policies or procedures or otherwise, unless the engagement to provide such services has been approved by the Audit Committee in advance. As such, the engagement of Ernst & Young LLP to render 100% of the services described in the categories above was approved by the Audit Committee in advance of the rendering of those services.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

EXECUTIVE OFFICERS
      The following are our executive officers and key employees, together with their ages and biographical information, as of September 30, 2005:
      For the biographical information with respect to E. Kevin Hrusovsky, Caliper’s President and Chief Executive Officer, see Proposal 1 — Election of Directors.
      Bruce J. Bal, 47, currently serves as Vice President, Operations and Service, and was appointed to the position of Vice President, Operations and Aftermarket Businesses following the combination of Caliper with Zymark. Mr. Bal joined Zymark in 1997 as Vice President of R&D and Operations. He previously worked at FMC Corporation, a diversified holding company, in the Biotechnology Division as Director of Operations. He has also held a wide range of management positions in his 13 years at E.I. DuPont de Nemours and was general manager of United States Pollution Control, Inc. in Utah. Mr. Bal received a B.S. in Chemical Engineering from the University of Wisconsin in 1981 and an MBA from Loyola University, Louisiana in 1986.
      Enrique Bernal, 67, was appointed to the position of Vice President, Instrument R&D following the combination of Caliper with Zymark. Mr. Bernal joined Zymark in February 1999, prior to which he worked at Galileo Corporation of Sturbridge, Massachusetts, a developer and manufacturer of electron multipliers and optical fiber products, where he was responsible for all engineering functions and product development. Previously, he had spent 29 years at Honeywell Inc. He received a B.S. in Physics from the College of St. Thomas, and a Masters in Physics from the University of Minnesota.
      Andrea W. Chow, Ph.D., 47, was appointed to the position of Vice President, Microfluidics R&D, in December 2003. Prior to that, she held the position of Senior Director of Microfluidics at Caliper. Before joining Caliper in 1997, Dr. Chow conducted research at the Lockheed Palo Alto Research Laboratories and SRI International, and completed a postdoctoral fellowship at the University of Bristol in the United Kingdom. Dr. Chow received her B.S. degree in Chemical Engineering from the University of Southern California, and M.S. and Ph.D. degrees in Chemical Engineering from Stanford University.
      Stephen E. Creager, 51, joined Caliper in October 2002 as Associate General Counsel and was appointed Vice President and General Counsel in June 2003. Prior to joining Caliper, Mr. Creager was Vice President of Business Development for Tyco Electronics, an operating unit of Tyco International involved in the development and manufacture of electronic components. In this role, he provided the legal support for the business development initiatives of Tyco Electronics, including the acquisition of over 40 businesses. Prior to taking on these business development responsibilities at Tyco Electronics, Mr. Creager served as the General Counsel of Tyco Electronics. Prior to that, Mr. Creager served as Associate General Counsel of Raychem Corporation, a manufacturer of electronic components, from November 1993 until August 1999, when Raychem was acquired by Tyco Electronics. Prior to his experience at Raychem, Mr. Creager was in private legal practice for nine years. Mr. Creager received a B.A. degree from The Evergreen State College, and a Masters of Philosophy degree in economics and a J.D. degree, both from Yale University.
      Thomas T. Higgins, 54, joined Caliper in January 2005 as Executive Vice President and Chief Financial Officer. Prior to joining Caliper, Mr. Higgins was Executive Vice President, Operations and Chief Financial Officer at V.I. Technologies, Inc. (now Panacos Pharmaceuticals, Inc.), a biotechnology company developing novel anti-infective technologies. In that position, Mr. Higgins was responsible for finance and accounting, capital financing activities, investor relations, and research and development support activities. Mr. Higgins also had responsibility for the New York-based plasma manufacturing business until its divesture in 2001. Prior to joining V.I. Technologies in 1998, Mr. Higgins was with Cabot Corporation, a global specialty chemicals company, from 1985 where he held various senior operations and finance positions during his tenure. In his last position he served as Executive Vice President of Cabot’s LNG operations, and prior to that was responsible for Cabot’s Asia Pacific carbon black operations. He also served in other senior management roles for Cabot’s Asia business. Before Cabot, Mr. Higgins was with PricewaterhouseCoopers. Mr. Higgins holds a B.B.A with honors from Boston University.

      William C. Kruka, 44, joined Caliper in 2002 as Vice President, Business Development. Prior to joining Caliper, Mr. Kruka was Senior Manager of Business Development with Applied Biosystems Group, an Applera Corporation business, a leading life science tool provider. In this role, he led the business development initiatives for proteomics, including related mass spectrometry, sample preparation, chromatography and microfluidic technologies. These initiatives included developing strategy, formulating deal structures and negotiating collaborations, licensing deals and divestitures. He also chaired an internal business development council that addressed strategic and operational matters from a cross-functional business and technology perspective. Prior to Applied Biosystems, Mr. Kruka held a number of corporate business development, sales, marketing and administration positions with Applera and its predecessors, PE Corporation and The Perkin-Elmer Corporation from 1983 to 2002.
      Peter F. McAree, 41, was appointed to the position of Vice President, Finance following the combination of Caliper with Zymark. Mr. McAree joined Zymark as Chief Financial Officer in May 2001 after serving in the same capacity as an independent consultant since November 2000. From January 2000 through November 2000, Mr. McAree served as Chief Financial Officer of Iconomy.com, Inc., a commerce solutions provider. From January 1999 through December 1999 Mr. McAree was an independent consultant. From January 1997 through December 1998, Mr. McAree worked at Elcom International, Inc., a commercial distributor of personal computers, as Executive Vice President, Finance and as President of its electronic commerce software business, Elcom Systems, Inc. Prior to Elcom, Mr. McAree was Chief Financial Officer of Geerlings & Wade, Inc., a direct marketer of wine, from 1995 through 1996. Mr. McAree started his career in the Enterprise Group of Arthur Andersen, Boston, where he held various positions, most recently as Senior Manager in 1995. He received his B.S. in Accountancy from Bentley College, Waltham, MA, and is a licensed Certified Public Accountant in Massachusetts.
      Auro Nair, Ph.D., 44, currently serves as Vice President, Global Marketing, and was appointed to the position of Vice President, North American Sales following the combination of Caliper and Zymark, where since 1998 he had led Zymark’s North American Sales organization. Prior to his employment at Zymark, Dr. Nair managed Quality Compliance and Analytical Services at Glaxo Wellcome, Singapore, where he was responsible for all analytical chemistry support for two manufacturing plants and a pilot facility. Dr. Nair received his Ph.D. in Analytical Chemistry from the University of Oklahoma, a B.S. in Chemistry from the University of Sciences, Malaysia, and an M.B.A. from Suffolk University.
      Mark T. Roskey, Ph.D., 45, currently serves as Vice President, North American Sales, and was appointed to the position of Vice President, Worldwide Marketing following the combination of Caliper and Zymark, where he had held this role since he joined Zymark in December 2001. Prior to that, Dr. Roskey worked for six years at Applied Biosystems, a life sciences company, where he served as Director of Marketing. He has more than 15 years of experience in product research, development and strategic marketing with complex biological solutions and automated instrument systems. Dr. Roskey holds a B.S. in Biology from Framingham State College, a Ph.D. in Microbiology from the University of Notre Dame and completed a postdoctoral fellowship in Molecular Immunobiology at the Harvard Medical School.
      Jean-Louis Rufener, 60, was appointed to the position of Vice President, International Operations following the combination of Caliper and Zymark. At Zymark, he had held this position since Zymark acquired Scitec Automation Holdings in August 1999. During his tenure at Scitec, a liquid handling and laboratory automation company, Mr. Rufener held the position of President and CEO. Prior to Scitec, Mr. Rufener was President of Tecan Corporation. Mr. Rufener graduated with a degree in Chemical Engineering from the Institute of Technology, Canton Bern, Switzerland.
SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth certain information regarding the ownership of Caliper’s common stock as of September 30, 2005, by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of Caliper as a group;

and (iv) all those known by Caliper to be beneficial owners of more than five percent of its common stock.

		Beneficial Ownership(1)
	Shares Issuable Pursuant
	to Options and Warrants	Number of Shares
	Exercisable within 60	(Including Number Shown	Percentage
Beneficial Owner	days of September 30, 2005	in First Column)	of Total

Directors And Executive Officers
E. Kevin Hrusovsky	433,332	1,047,514	3.35%
Stephen E. Creager	100,288	201,586	*
Andrea W. Chow, Ph.D.	79,883	153,419	*
William C. Kruka	146,717	260,828	*
Peter F. McAree	63,957	161,678	*
Daniel L. Kisner, M.D.(2)	617,170	746,025	2.37%
Robert C. Bishop, Ph.D.	32,812	39,000	*
Van Billet(3)	10,833	25,000	*
Allan L. Comstock	—	25,000	*
David V. Milligan, Ph.D.(4)	47,210	103,832	*
Kathryn A. Tunstall	8,750	25,000	*
5% Stockholders
The Berwind Company LLC(5)		3,150,000	10.22%
Dimensional Fund Advisors Inc.(6)		2,274,881	7.38%
LeRoy C. Kopp(7)		1,973,450	6.40%
Platinum Asset Management Limited(8)		1,964,874	6.37%
Royce & Associates, LLC(9)		2,041,400	6.62%
All directors and executive officers as a group (17 persons)	1,935,525	3,952,498	12.07%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Caliper believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 30,821,620 shares outstanding on September 30, 2005, adjusted as required by the SEC.

(2)	Includes 82,461 shares held by The Kisner Revocable Trust u/a/d 9/23/99, of which Dr. Kisner is a trustee, 12,820 shares held by The Jordon Renee Kisner Exempt Irrevocable Trust u/a/d 9/23/99, of which Dr. Kisner is a trustee, and 12,820 shares held by The Griffin Daniel Kisner Exempt Irrevocable Trust u/a/d 9/23/99, of which Dr. Kisner is trustee.

(3)	Mr. Billet is Chief Financial Officer of The Berwind Company LLC. Mr. Billet disclaims any beneficial ownership of shares held by The Berwind Company LLC.

(4)	Includes 56,622 shares held by The David V. Milligan Trust dated October 19, 1991, of which Dr. Milligan is a trustee.

(5)	The Berwind Company LLC is headquartered at 5 Hog Island Road, Philadelphia, PA 19153.

(6)	Represents shares held as of December 31, 2004 by a number of funds for which Dimensional Fund Advisors Inc. acts as investment advisor. Dimensional Fund Advisors Inc. disclaims beneficial ownership of these shares. Dimensional Fund Advisors Inc. is located at 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(7)	Represents shares beneficially owned, including through three entities: Kopp Investment Advisors LLC (KIA), an investment advisor; Kopp Holding Company LLC (KHC), which owns KIA; and Kopp Holding Company, which owns KHC and which is controlled by LeRoy C. Kopp. Each of these entities report a mixture of shared and sole voting and investment power. Represents shares beneficially owned as of December 31, 2004. The address of all of these reporting persons is 7701 France Avenue South, Suite 500, Edina, MN 55435.

(8)	Represents shares held as of September 12, 2005 by a number of funds managed by Platinum Asset Management Limited. Platinum Asset Management is located at Level 4, 55 Harrington Street, Sydney, Australia 2000.

(9)	Royce & Associates, LLC is located at 1414 Avenue of the Americas, New York, NY 10019.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires Caliper’s directors and executive officers, and persons who own more than ten percent of a registered class of Caliper’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Caliper. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Caliper with copies of all Section 16(a) forms they file.
      To Caliper’s knowledge, based solely on a review of the copies of such reports furnished to Caliper and written representations that no other reports were required, during the fiscal year ended December 31, 2004, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except as follows: (a) Messrs. Bal, Creager, Hrusovsky and McAree timely filed reports, but incorrectly reported restricted stock units as non-derivative securities — this error was corrected on Forms 4/ A by amending the previously filed Forms 4; and (b) Messrs. Bishop, Kisner and Milligan filed late reports on Form 4 with respect to option shares automatically granted to directors after the 2004 annual stockholder meeting.
COMPENSATION OF DIRECTORS
      Non-employee directors receive (1) a fee for attendance at each Board meeting of $2,500 per meeting if attended in person, or $1,000 if attended by phone or videoconference, and (2) a fee for attendance on telephonic conference calls to discuss matters relating to Caliper at which all directors are requested to attend but that are not official meetings of the Board, in the amount of $1,000 per conference call. Non-employee directors also received for their service on the Board an annual retainer of $15,000, payable quarterly in arrears. This annual retainer is in addition to the per meeting fees described above. The Chair of the Audit Committee also receives an annual retainer of $5,000 and each other member of the Audit Committee receives an annual retainer of $3,000, and the Chairs of the Compensation Committee and the Nominating and Corporate Governance Committee each also receive an annual retainer of $2,500 and each other member of these Committees receives an annual retainer of $1,000, in all cases payable quarterly in arrears. Non-employee directors receive no cash compensation for attendance at committee meetings. Employee directors (Mr. Hrusovsky and Dr. Kisner) receive no cash compensation for attendance at Board or committee meetings. All directors are reimbursed for expenses in connection with attendance at Board and committee meetings.
      Each of our non-employee directors also receives stock option grants under the 1999 Non-Employee Directors’ Stock Option Plan. The number of shares of common stock that may be issued pursuant to options granted under the directors’ plan is 556,023 and is increased one day after each annual meeting of stockholders by the greater of 0.3% of the outstanding shares on a fully-diluted basis or the number of shares that could be issued under options granted under the directors’ plan during the prior 12-month period. The directors’ plan is administered by our Board of Directors, unless the Board delegates administration to a committee comprised of not less than two members of the Board. Options granted under the directors’ plan are not intended to qualify as incentive stock options under the Internal Revenue Code.

      Option grants under the directors’ plan are non-discretionary. Pursuant to the current terms of the directors’ plan, each person who is first elected as a non-employee director will automatically be granted an option to purchase 25,000 shares of common stock upon such election. The initial grant will be fully exercisable upon the date of grant and will vest monthly over five years. Shares received upon exercise are restricted and may not be sold until vested. In addition, one day after each annual meeting of our stockholders, each non-employee director will automatically receive another option if the recipient has been a non-employee director for at least the prior six months. The annual grant will cover 14,000 shares for the Chairman of the Board and 7,000 shares for all other non-employee directors, and will be fully exercisable upon the date of grant and will vest in 12 months. The exercise price of options granted under the directors’ plan is equal to 100% of the fair market value of the common stock subject to the option on the date of the grant, and the term of options granted under the directors’ plan is ten years.
      During the last fiscal year, we granted options to purchase a total of 64,000 shares of our common stock to our non-employee directors, including 50,000 options at an exercise price per share of $9.32, and 14,000 options at an exercise price of $5.25. Two non-employee directors received initial grants to purchase 25,000 shares of common stock, and two other non-employee directors each received an annual option grant to purchase 7,000 shares of our common stock. Dr. Kisner, as the Chairman of the Board and an employee-director, was granted an option to purchase 14,000 shares of our common stock at an exercise price per share of $5.25 under the 1999 Equity Incentive Plan. As of September 30, 2005, a total of 217,400 options have been granted under the directors’ plan, of which 85,600 options have been cancelled or have expired, and 7,000 options have been exercised.
      As part of our ongoing program of research and development, we entered into an annual renewable consulting agreement with Dr. David V. Milligan, our Vice-Chairman of the Board, effective January 1, 2004. Under the terms of the consulting agreement, Dr. Milligan agreed to provide consulting services to Caliper in certain fields described in the agreement, and we agreed to pay Dr. Milligan $30,000 per year, payable monthly.
      We have entered into an employment agreement with Dr. Kisner in connection with his service as Chairman of the Board. See the section below entitled “Employment, Severance and Change of Control Agreements” for a description of Dr. Kisner’s agreement.

COMPENSATION OF EXECUTIVE OFFICERS
Summary of Compensation
      The following table shows for the years ended December 31, 2004, 2003 and 2002, compensation awarded or paid to, or earned by, Caliper’s current Chief Executive Officer, and its other four most highly compensated executive officers at December 31, 2004 (the “Named Executive Officers”):
Summary Compensation Table

					Long-Term
		Annual Compensation			Compensation Awards

						Securities
				Other Annual	Restricted	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation	Stock(1)	Options	Compensation

E. Kevin Hrusovsky,	2004	$380,004	$418,000	$—	$468,000	80,000	$1,010
President and Chief Executive	2003	177,047	—	—	546,000	700,000	—
Officer(2)	2002	—	—	—			—
Stephen E. Creager,	2004	210,000	69,300	—	157,950	27,000	$618
Vice President and General	2003	199,398	32,901	—	—	23,000	—
Counsel(3)	2002	34,413	—	—	—	100,000	—
William C. Kruka,	2004	206,016	81,576	—	128,700	22,000	$66,726
Vice President, Business	2003	206,016	37,083	—	—	80,000	66,726
Development(4)	2002	125,760	15,091	—	—	150,000	203
Andrea W. Chow, Ph.D.,	2004	190,000	57,475	—	87,750	45,000	$—
Vice President, Microfluidics(5)	2003	173,837	22,947	—	—	24,900	—
	2002	154,215	13,289	—	—	—	—
Peter F. McAree,	2004	169,600	76,877	—	105,300	18,000	$185
Vice President, Finance, Treasurer	2003	83,200	—	—	81,900	100,000	185
and Principal Accounting Officer(6)	2002	—	—	—	—	—	—

(1)	The table caption “Restricted Stock” and use of this defined term or the term “Restricted Shares” below includes both restricted common stock and restricted stock unit awards.

(2)	Mr. Hrusovsky became our Chief Executive Officer and an employee of Caliper on July 14, 2003, in connection with the closing of Caliper’s acquisition of Zymark Corporation. In 2004, Mr. Hrusovsky was granted 80,000 restricted stock units valued at $5.85 on the date of grant, July 30, 2004. In 2003, under the terms of his employment agreement, Mr. Hrusovsky was granted 100,000 shares of restricted common stock valued at $5.46 on the date of grant, July 14, 2003. As of December 31, 2004, Mr. Hrusovsky’s holdings included 142,500 unvested restricted shares having a value of $1,073,000. Each of the restricted stock awards to Mr. Hrusovsky are subject to vesting over four years with 25% of the shares vesting one year from the date of grant and 6.25% of the shares vesting each quarter thereafter. Mr. Hrusovsky’s “All Other Compensation” in 2004 consisted of $650 for tax preparation services and $360 for term life insurance premiums. Mr. Hrusovsky’s compensation in 2003 does not include compensation earned by Mr. Hrusovsky prior to the acquisition of Zymark by Caliper, which compensation included a stay bonus and success fee earned by Mr. Hrusovsky and assumed by Caliper as a liability in the acquisition of Zymark. The amount of cash consideration paid by Caliper for Zymark was reduced dollar for dollar by the amount of the stay bonus and success fee obligation. This obligation was paid by Caliper in September 2003.

(3)	Mr. Creager was awarded 27,000 restricted stock units valued at $5.85 on the date of grant, July 30, 2004. The restricted stock unit award is subject to vesting over four years with 25% of the shares vesting one year from the date of grant and 6.25% of the shares vesting each quarter thereafter. Mr. Creager’s restricted stock units had a value of $203,000 at December 31, 2004. Mr. Creager’s “All Other Compensation” in 2004 consisted of $618 for term life insurance premiums. Mr. Creager’s date of hire was October 28, 2002.

(4)	Mr. Kruka was awarded 22,000 restricted stock units valued at $5.85 on the date of grant, July 30, 2004. The restricted stock unit award is subject to vesting over four years with 25% of the shares vesting one year from the date of grant and 6.25% of the shares vesting each quarter thereafter. Mr. Kruka’s restricted stock units had a value of $166,000 at December 31, 2004. Mr. Kruka’s “All Other Compensation” in 2004 and 2003 includes $65,523 of loan forgiveness and associated tax gross-up related to a relocation loan described further in the section below entitled, “Certain Relationships and Related Transactions — Indebtedness of Management.” Mr. Kruka’s “All Other Compensation” in each year also included $203 for term life insurance premiums. Mr. Kruka’s date of hire was May 15, 2002.

(5)	Dr. Chow was awarded 15,000 restricted stock units valued at $5.85 on the date of grant, July 30, 2004. The restricted stock unit award is subject to vesting over four years with 25% of the shares vesting one year from the date of grant and 6.25% of the shares vesting each quarter thereafter. Dr. Chow’s restricted stock had a value of $113,000 at December 31, 2004.

(6)	Mr. McAree became our Vice President, Finance and an employee of Caliper on July 14, 2003, in connection with the closing of Caliper’s acquisition of Zymark. In 2004, Mr. McAree was granted 18,000 restricted stock units valued at $5.85 on the date of grant, July 30, 2004. The restricted stock unit award is subject to vesting over four years with 25% of the shares vesting one year from the date of grant and 6.25% of the shares vesting each quarter thereafter. On July 14, 2003, in connection with his offer of employment, Mr. McAree was granted 15,000 shares of restricted stock that vest on July 14, 2008, which were valued at $5.46 on the date of grant. Mr. McAree’s restricted stock had a value of $248,000 at December 31, 2004. Mr. McAree’s “All Other Compensation” in 2004 and 2003 included $185 for term life insurance premiums.
Stock Option Grants and Exercises
      As of September 30, 2005, options to purchase a total of 5,905,669 shares were outstanding under the 1999 Equity Incentive Plan and Acquisition Incentive Plan, collectively, and 3,487,490 shares remained available for future grants under these plans.
      The following tables show, for the fiscal year ended December 31, 2004, certain information regarding options granted to, exercised by, and held at year-end by, the Named Executive Officers.
      The exercise price of each option was equal to the closing sales price of our common stock as reported on the Nasdaq Stock Market for the last market trading day prior to the date of grant. The exercise price may be paid in cash, in shares of our common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The options granted to our executive officers in 2004 vest over four years with 25% of the shares vesting one year from the date of grant and 6.25% of the shares vesting each quarter thereafter. Each of the options has a 10 year term, subject to earlier termination if the optionee’s service with us ceases. Under certain circumstances following a change of control, the vesting of such option grants may accelerate and become immediately exercisable. See the section entitled “Employment, Severance and Change of Control Arrangements” below for a description of our agreements with Named Executive Officers concerning stock options that have been granted to them.
      The potential realizable value is calculated based on the ten-year term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. On October 14, 2005, the closing sales price of our common stock was $6.83.
      Percentages shown under “Percentage of Total Options Granted to Employees in 2004” are based on an aggregate of 617,810 options granted to employees, consultants and directors of Caliper under our stock option plans during 2004.

Option Grants in Last Fiscal Year

					Potential Realizable
	Individual Grants				Value at Assumed
					Annual Rates of
	Number of				Stock Price
	Shares	Percentage of			Appreciation for
	Underlying	Total Options	Exercise		Option Term
	Option	to Employees	Price Per	Expiration
Name	Granted	in 2004	Share	Date	5%	10%

E. Kevin Hrusovsky	80,000	12.95%	$5.85	7/30/2014	$294,323	$745,871
Stephen E. Creager	27,000	4.37%	$5.85	7/30/2014	99,334	251,732
Andrea W. Chow, Ph.D.	15,000	2.43%	$5.85	7/30/2014	55,186	139,851
Andrea W. Chow, Ph.D.	30,000	4.86%	$6.76	1/02/2014	127,540	323,211
William C. Kruka	22,000	3.56%	$5.85	7/30/2014	80,939	205,115
Peter F. McAree	18,000	2.91%	$5.85	7/30/2014	66,223	167,821
Aggregated Option/ SAR Exercises in Last Fiscal Year, and Fiscal Year-End Option/ SAR Values
      The following table presents the number and value of securities underlying unexercised options that are held as of December 31, 2004 by each of the individuals listed in the Summary Compensation Table.
      Amounts shown under the column “Value Realized” are based on the closing sales price of our common stock as reported on the Nasdaq Stock Market on the date of exercise, less the exercise price. Amounts shown under the column “Value of Unexercised In-the-Money Options at December 31, 2004” are based on the closing price of our common stock $7.53 on December 31, 2004 as reported on the Nasdaq Stock Market, less the exercise price, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option.

	Number of
	Securities Underlying		Value of Unexercised
	Unexercised Options		In-the-Money Options
	at December 31, 2004		at December 31, 2004

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

E. Kevin Hrusovsky	247,916	532,084	$513,186	$1,070,214
Stephen E. Creager	63,665	86,335	228,250	254,190
Andrea W. Chow	50,076	61,914	130,590	86,276
William C. Kruka	100,738	101,262	139,014	205,446
Peter F. McAree	35,415	82,585	73,309	163,931
Employment, Severance and Change of Control Agreements
      Employment Agreements. In June 2003, we entered into an employment agreement with Mr. E. Kevin Hrusovsky to serve as President and Chief Executive Officer at a base salary of $380,004 a year starting upon the closing of our acquisition Zymark, which occurred in July 2003. In March 2005, the Board of Directors, at the recommendation of the Compensation Committee of the Board, increased Mr. Hrusovsky’s annual base salary to $400,000. Pursuant to the terms of the employment agreement, Mr. Hrusovsky is eligible to earn an annual incentive bonus in the target amount of 100% of his then-current base salary, less standard withholdings and deductions. The annual incentive bonus will be determined by the Board and may be increased or decreased based on Caliper’s achievement of certain performance milestones and financial targets for the calendar year. Mr. Hrusovsky was also granted an option to purchase 700,000 shares of our common stock at an exercise price of $5.46 per share. This option vests over four years with 25% of the shares vesting one year from the date of the employment date and 2.08% of the shares vesting each month thereafter. In addition, Mr. Hrusovsky was granted 100,000 shares of our restricted stock. These shares vest over four years with 25% of the shares vesting one year from the date of the employment agreement and 6.25% of the shares vesting each quarter thereafter. The employment agreement is at-will, and provides that if Mr. Hrusovsky is terminated without cause (other than in connection with a change in control), he will be paid his base salary for 18 months in semi-monthly installments, he will be reimbursed for health insurance premiums at his then-current rate of coverage for 18 months, and he will receive accelerated vesting of 18 months for his outstanding options and restricted shares. If Mr. Hrusovsky voluntarily terminates his employment for good reason within 13 months of a change of control, he will receive the severance benefits and accelerated vesting benefits described below in the section entitled “Change of Control and Severance Plan.”
      Change in Control and Severance Plan. Caliper has a change in control and severance plan that provides for the treatment of outstanding options, restricted stock, restricted stock units and the receipt of severance benefits for certain key employees in the event of a transaction resulting in a change of control of Caliper. An amendment and restatement of this plan in its entirety was approved by the Board of Directors in February 2005. The plan provides that in the event a covered officer of Caliper is constructively or involuntarily terminated without cause within 13 months after a Change in Control, as defined in the plan, such terminated officer will receive:

•	Salary Continuation. Monthly payments equal to such officer’s base pay at the time of the covered termination for (i) in the case of each covered officer other than the President or Chief Executive Officer of Caliper, 12 months and (ii) in the case of the President or Chief Executive Officer of Caliper, 24 months, or in each case until such covered officer is employed by another company, whichever occurs earlier;

•	Prorated Bonus Payment. A payment equal to such officer’s target bonus or incentive payment for the year in which the covered termination occurs, prorated through the date of such termination;

•	Benefit Continuation. Continued provision of Caliper’s standard medical and dental benefit insurance coverages at standard staff rates for the period of salary continuation specified above;

•	Partial Vesting Acceleration of Equity Awards. On the date of the covered termination, vesting acceleration of an additional 30 months for all outstanding stock options granted and restricted stock units, restricted stock, performance shares or other equity awards issued by Caliper prior to the Change of Control to such covered officer.
      If the total amount of payment under the plan would cause the covered officer to incur “golden parachute” excise tax liability in connection with the Change in Control, then the payments will be reduced to the extent necessary to leave him or her in a better after-tax position than if no such reduction had occurred. The plan may be amended by the Board of Directors at any time prior to a Change of Control. The plan provides these benefits and protections to Mr. Hrusovsky, each of the other Named Executive Officers, and six other officers of Caliper.
      Consulting Agreements. In January 2004, we entered into a consulting agreement with Dr. David Milligan, to provide consulting services. During the term of the agreement, Dr. Milligan will be paid $30,000 on an annual basis in twelve monthly installments. In addition, Dr. Milligan will be reimbursed for travel and other out-of-pocket costs reasonably incurred in the course of performing services pursuant to such agreement.
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION1
Executive Compensation
      The Compensation Committee of the Board of Directors currently consists of Ms. Tunstall (Chair), Mr. Billet and Dr. Bishop, none of whom have ever been executive officers or employees of Caliper. Until February 2004, the Compensation Committee consisted of Messrs. Regis McKenna and Robert T. Nelsen, former directors of Caliper, neither of whom had ever been executive officers or employees of Caliper. The Committee is responsible for establishing our compensation programs for all employees, including our

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 or 1934 Act.

executive officers. For executive officers, the Committee evaluates performance and recommends compensation policies and levels to the Board.
Compensation Philosophy
      The goals of our compensation program are to inspire executives to achieve our business objectives, to reward them for their achievement, to attract and retain executive officers that contribute to our success, and to motivate them to enhance long-term stockholder value. Caliper positions its executive compensation primarily to reflect the business and technological achievements of Caliper during the year, and the individual performance and contribution of each executive to Caliper’s performance for the year. The Committee is also aware of survey and published data reflecting the compensation for similar management positions at peer companies, which consist primarily of biotechnology companies.
      The primary components of executive compensation are base salary, annual incentives and long-term equity incentives. We provide significant equity-based incentives for executives and other key employees in order to align the interests of executives with the interests of the shareholders with respect to the long-term performance of Caliper. In awarding stock options and restricted stock units, the Committee considers retention, individual performance and responsibilities, overall contribution to Caliper, the total number of shares in the award pool and an analysis of equity incentive awards granted by a peer group of biotechnology companies.
      Salary. Base salaries are evaluated annually for all executive officers, including the Chief Executive Officer. In determining the appropriate salary levels for such officers, the Committee considers, among other factors, the officer’s scope of responsibility, prior experience, past performance and data on prevailing compensation levels in the biotechnology sector for executive talent.
      Cash Bonus. The Committee annually reviews each executive officer’s bonus, our aggregate bonus pool and the bonus allocations by employee position. Payment of cash bonuses is tied to the accomplishment of specific corporate milestones set by the Board at the beginning of the year, and to each individual officer’s year-end performance review.
      Stock Options. As noted above, Caliper has in the past relied substantially on long-term equity-based compensation as an important means of compensating and providing incentives to its executive officers. It is Caliper’s practice to set option exercise prices for officers at not less than 100% of the fair market value of the Common Stock on the date of grant. Thus, the value of the stockholders’ investment in Caliper must appreciate before an optionee receives any financial benefit from the option. Recently, due to changes in the accounting rules for stock options, the Committee has decided to decrease the number of shares granted pursuant to stock options in favor of awarding restricted stock units to all of its executive officers as an additional incentive for retention and long-term performance. By doing so, the Committee intends to maintain a competitive overall package of long-term incentives while minimizing their immediate fiscal impact to Caliper and dilutive effects to the shareholders. In determining the number of restricted stock units and shares subject to the stock options to be granted to executive officers, the Committee considers various subjective factors primarily relating to the responsibilities of the individual officers, their expected future contributions, and the number of shares owned by the officer or which continue to be subject to vesting under outstanding options previously granted to such officer. In addition, the Committee examines the quantity and type of equity incentives held by each officer relative to the other officers’ equity positions and their tenure, responsibilities, experience, and value to Caliper. The Board granted 258,000 restricted stock units and options to purchase an aggregate of 258,000 shares of our common stock to our current executive officers in 2004.
Chief Executive Officer Compensation
      Mr. Hrusovsky served as the President and Chief Executive Officer of Caliper during 2004. Mr. Hrusovsky’s salary and bonus for fiscal 2004 are consistent with the criteria described above and with the Committee’s evaluation of Mr. Hrusovsky’s overall leadership and management of Caliper. The terms of Mr. Hrusovsky’s employment agreement were negotiated with, and approved by, the Board prior to the closing of the acquisition of Zymark in July 2003. Under the terms of Mr. Hrusovsky’s employment agreement, he received an annual base salary of $380,004, and was entitled to receive an annual incentive bonus in the target amount of 100% of his then-current base salary, based on Caliper’s achievement of performance milestones and financial targets established by mutual agreement between Mr. Hrusovsky and the Board. Mr. Hrusovsky’s base salary remained unchanged for 2004. In recognition of both Caliper’s and his own accomplishments as measured by established targets for revenue, EBITDA and end of year cash balances, Mr. Hrusovsky was awarded an annual incentive payment of $418,000, or 110% of his base salary. On July 30, 2004, Mr. Hrusovsky was granted 80,000 shares of restricted stock units and an option to purchase 80,000 shares of common stock of Caliper at 100% of fair market value on the date of grant. These grants reflect the Board’s assessment of the substantial contributions made by Mr. Hrusovsky to the short-term and long-term performance of Caliper.
Federal Tax Considerations
      Section 162(m) of the Internal Revenue Code limits Caliper to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the code.
      The Committee believes that at the present time it is quite unlikely that the compensation paid to any executive officer in a taxable year that is subject to the deduction limit will exceed $1 million. Therefore, the Committee has not yet established a policy for determining which forms of incentive compensation awarded to its executive officers shall be designed to qualify as “performance-based compensation.” The Committee intends to continue to evaluate the effects of the statute and any applicable Treasury regulations and to comply with code section 162(m) in the future to the extent consistent with Caliper’s best interests.
Conclusion
      Through the plans described above, a significant portion of our compensation program and Mr. Hrusovsky’s compensation are contingent on Caliper’s performance, and realization of benefits is closely linked to increases in long-term stockholder value. We remain committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of our business may result in highly variable compensation for a particular time period.

COMPENSATION COMMITTEE

Ms. Kathryn A. Tunstall (Chair)
Mr. Van Billet
Dr. Robert C. Bishop

PERFORMANCE MEASUREMENT COMPARISON1
      The following graph shows the total stockholder return of an investment of $100 in cash on December 31, 1999 for (i) Caliper’s common stock, (ii) the Nasdaq Stock Market (U.S.) and (iii) the Nasdaq Pharmaceutical Index. All values assume reinvestment of the full amount of all dividends and are calculated as of December 31 of each year:
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG CALIPER LIFE SCIENCES, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE NASDAQ PHARMACEUTICAL INDEX

*	$100 invested on 12/31/99 in stock or index including reinvestment of dividends. Fiscal year ending December 31.

[1]	This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Caliper under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee Interlocks and Insider Participation
      During 2004, Ms. Tunstall, Mr. Billet and Dr. Bishop served as members of the Compensation Committee of our Board of Directors. No member of the Compensation Committee was or has ever been an officer or employee of Caliper or its subsidiaries. No member of the Compensation Committee or our Board of Directors serves as an executive officer of any other entity that has one or more of our executive officers serving as a member of the board of directors or compensation committee of the other entity.
Equity Compensation Plan Information
      The following table provides certain information with respect to all of Caliper’s equity compensation plans in effect as of December 31, 2004.

Equity Compensation Plan Information

		Weighted-Average	Number of Securities
	Number of Securities	Exercise Price of	Remaining Available for
	to be Issued Upon	Outstanding	Issuance Under Equity
	Exercise of	Options,	Compensation Plans
	Outstanding Options,	Warrants and	(excluding securities reflected
	Warrants and Rights	Rights	in column (a))*
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	6,182,481	$6.41	4,352,803
Equity compensation plans not approved by security holders	1,230,313	$5.37	133,437
Total	7,412,794	$6.24	4,486,240

*	On the day after each annual meeting until the year 2010, the aggregate number of shares of common stock available for issuance under the 1999 Non-Employee Directors’ Stock Option Plan automatically increases by that number of shares equal to the greater of (i) three-tenths of one percent of the diluted shares outstanding or (ii) the number of shares of common stock subject to options granted during the prior 12-month period, provided that the Board may provide for a lesser increase. On the day after each annual meeting until the year 2010, the aggregate number of shares of common stock available for issuance under the 1999 Employee Stock Purchase Plan automatically increases by that number of shares equal to the greater of (i) five-tenths of one percent of the diluted shares outstanding or (ii) the number of shares of common stock sold pursuant to rights during the prior 12-month period, provided that the Board may provide for a lesser increase. On the day after each annual meeting until the year 2010, the aggregate number of shares of common stock available for issuance under the 1999 Equity Incentive Plan automatically increases by that number of shares equal to the greater of (i) five percent of the diluted shares outstanding or (ii) the number of shares of common stock subject to stock awards granted during the prior 12-month period, provided that the Board may provide for a lesser increase.
      The following equity compensation plans of Caliper that were in effect as of December 31, 2004 were adopted without the approval of Caliper’s stockholders: 2001 Non-Statutory Stock Option Plan (the “2001 Plan”), and the Acquisition Equity Incentive Plan (the “Acquisition Plan”).
      In December 2001, our Board of Directors adopted the 2001 Plan. A total of 500,000 shares of common stock has been reserved for issuance under this plan. As of December 31, 2004, options to purchase a total of 391,563 shares were outstanding, and 108,437 shares remained available for future grants under the 2001 Plan.
      In July 2003, our Board of Directors adopted the Acquisition Plan in connection with our acquisition of Zymark. A total of 900,000 shares of common stock has been reserved for issuance under this plan. As of December 31, 2004, 238,750 restricted shares and options to purchase a total of 600,000 shares were outstanding, and 25,000 shares remained available for future grants, under the Acquisition Plan.
      2001 Non-Statutory Stock Option Plan. All of our employees and consultants, other than officers and directors, are eligible to receive stock awards under the 2001 Plan. Although we may not generally grant stock awards to officers and directors under the 2001 Plan, we may grant stock awards to persons not previously employed by us as an inducement essential to those persons entering into employment contracts with us, even if those persons become officers or directors in connection with such employment.
      The Board shall administer the 2001 Plan unless and until the Board delegates administration to a committee. The Board may suspend or terminate the 2001 Plan at any time. The Board may also amend the 2001 Plan at any time or from time to time. However, no amendment will be effective unless approved by our stockholders after its adoption by the Board to the extent stockholder approval is necessary to satisfy the requirements of any Nasdaq or securities exchange listing requirements.
      Under the 2001 Plan, the Board may grant only non-statutory options with an exercise price as determined by the Board. The maximum option term is 10 years. The Board may provide for exercise periods of any length in individual option grants. However, generally an option terminates three months after the optionholder’s service to our affiliates and to us terminates.
      If we dissolve or liquidate, then any outstanding options under the 2001 Plan will terminate immediately prior to the event. If we sell, lease or dispose of all or substantially all of our assets, or are acquired pursuant to a merger or consolidation, then the surviving entity may assume or substitute all outstanding awards under the 2001 Plan. If the surviving entity does not assume or substitute these awards, then generally the vesting and exerciseability of the stock awards will accelerate.
      Acquisition Equity Incentive Plan. All persons not previously employed by Caliper where the stock awards are an inducement to such persons to accept employment with Caliper or accept or continue employment with an affiliate of Caliper are eligible to receive stock awards under the Acquisition Plan.
      The Board shall administer the Acquisition Plan unless and until the Board delegates administration to a committee. If required under applicable law or Nasdaq listing requirements, the Acquisition Plan shall be administered by a committee as provided in the Acquisition Plan. Our Board may suspend or terminate the plan at any time. Our Board may also amend the plan at any time or from time to time. However, no amendment will be effective unless approved by our stockholders after its adoption by the Board to the extent stockholder approval is necessary to satisfy the requirements of any Nasdaq or securities exchange listing requirements.
      Under the Acquisition Plan, the Board may grant non-statutory options and restricted stock, with an exercise price as determined by the Board. The maximum option term is 10 years. The Board may provide for exercise periods of any length in individual option grants. However, generally an option terminates three months after the optionholder’s service to our affiliates and to us terminates.
      If we dissolve or liquidate, then any outstanding options under the Acquisition Plan will terminate immediately prior to the event. If we sell, lease or dispose of all or substantially all of our assets, or are acquired pursuant to a merger or consolidation, then the surviving entity may assume or substitute all outstanding awards under the Acquisition Plan. If the surviving entity does not assume or substitute these awards, then generally the vesting and exerciseability of the stock awards will accelerate.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      Indebtedness of Management. In July 1999, we loaned Dr. Daniel L. Kisner, then our Chief Executive Officer and currently our Chairman of the Board of Directors, $425,000 in connection with the purchase of a residence. In July 2000, we increased the loan amount by $75,000 to a total of $500,000. The loan had a maximum term of six years with an annual interest rate of 5.96%. Dr. Kisner repaid the outstanding loan balance of $148,213 in full with interest on July 29, 2005.
      In May 2002, we loaned William Kruka, our Vice President, Business Development, $145,937 to cover relocation and housing costs in connection with his acceptance of employment with Caliper. The loan bears annual interest at 3.21% and provides for annual forgiveness in lieu of repayment at the discretion of Caliper’s Chief Executive Officer, based upon Mr. Kruka’s performance. Through December 31, 2004, cumulative principal of $125,374 had been forgiven under the loan, leaving a remaining balance of $20,563.
      Stock Options. See the section above entitled “Executive Compensation” for a description of stock options granted to our directors and executive officers and employment agreements entered into with our executive officers.
      Indemnification Agreements. We have entered into indemnification agreements with our directors and officers for the indemnification of these persons to the full extent permitted by law. We also intend to execute these agreements with future directors and officers.
      Consulting and Other Agreements. See section above entitled “Employment, Severance and Change of Control Agreements “for a description of certain consulting and agreements entered into with certain executive officers and directors.
HOUSEHOLDING OF PROXY MATERIALS
      The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
      This year, a number of brokers with account holders who are Caliper’s stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Caliper Life Sciences, Inc., Director, Corporate Communications, 605 Fairchild Drive, Mountain View, CA 94043, or contact Michele Boudreau at 650-623-0700.

OTHER MATTERS
      The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Stephen E. Creager
General Counsel and Secretary
October 19, 2005
A copy of Caliper’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2004 is available without charge upon written request to: Corporate Communications, Caliper Life Sciences, Inc., 605 Fairchild Drive, Mountain View, CA 94043.

CALIPER LIFE SCIENCES, INC.
ANNUAL MEETING OF STOCKHOLDERS
Wednesday, November 16, 2005
CALIPER LIFE SCIENCES, INC.
605 Fairchild Drive
Mountain View CA 94043

Caliper Life Sciences, Inc. 605 Fairchild Drive Mountain View, CA 94043	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on November 16, 2005.
The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify below.
If no choice is specified, the proxy will be voted ''FOR’’ Items 1 and 2.
By signing the proxy, you revoke all prior proxies and appoint E. Kevin Hrusovsky and Stephen E. Creager and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the annual meeting and all adjournments.
See reverse for voting instructions.

ò Please detach here ò
The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	To elect two Directors to hold office until the 2008 Annual Meeting of Stockholders.	Nominees:	01 02	Daniel L. Kisner, M.D. Allan L. Comstock	☐	Vote FOR all nominees	☐	Vote WITHHELD from all nominees
(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of Caliper for its fiscal year ending December 31, 2005.

☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:

Date

Signature(s) in Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.